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                                                                    EXHIBIT 10.1


                                 AMENDMENT No. 1
                              EMPLOYMENT AGREEMENT
                              BETWEEN dELiA*s CORP.
                                       AND
                                  ANDREA WEISS
                          DATED AS OF OCTOBER 14, 2002


dELiA*s Corp. (the "Company"), a Delaware corporation, and Andrea Weiss (the "Executive") agree as follows:

1. The Employment Agreement between the Company and the Executive dated as of May 7, 2001 (the "Agreement") is hereby amended as follows:

         a. Section 1 (a) (Employment and Duties) is hereby deleted in its entirety and replaced with the following language. "The Company shall employ the Executive, and the Executive shall serve the Company, as an advisor on an as needed basis as mutually agreed upon by the parties for the Employment Period (as defined below). The Executive shall report to, and be subject to the authority of, Stephen I. Kahn. The Executive
                  (i) shall perform such duties faithfully and diligently consistent with sound business practices and (ii) shall not perform duties of any nature or kind whatsoever (other than serving on the board of directors and other incidental advisory positions) for any other person, firm, corporation, business or entity during the Employment Period (as defined below). The Executive acknowledges that the organization structure and reporting relationships will be at the direction of the Company, provided, however, Executive shall for the Employment Period report directly to Stephen I. Kahn.

         b. Section 1 (b) (Employment and Duties) is hereby deleted in it entirety and replaced with the following language. "Unless otherwise agreed to in writing between the Company and the Executive, Executive shall continue to serve as a director of the Board until such time as Executive is no longer employed by the Company, at which time the Executive shall tender and the Company shall accept her resignation as a director of the Board."

         c. Section 2 (d) (Performance Bonus) is hereby amended by deleting subsection 2(d)(iii) in its entirety.

         d. Section 3 (a) (Term) is hereby amended by changing the language in the second line, "and continue until the third anniversary thereof;" to "and continue until September 1, 2003," and the following language is added to the end of subsection 3(a)(iv), "provided, however, in no event prior to May 15, 2003."

         e. Section 3 (b) (Term) is hereby amended by deleting subsections 3(b)(v) and 3(b)(vi) in their entirety.

         f. Section 3 (c) (Term) is hereby amended by deleting the following language contained beginning on the sixth line of subsection 3(c)(ii), "or as a group or individually Stephen I. Kahn, his spouse and their issue any trusts for the benefit of any of them and parties to the

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                  Family Stockholders Agreement, dated November 30, 1996 among
                  dELiA*s Inc., Stephen I. Kahn and the Parties listed on Exhibit A thereto"

         g. Section 4(a) (Separation Pay) is hereby amended by deleting the language in subsection 4(a)(ii) in its entirety.

         h. Section 4(b) (Separation Pay) is deleted in its entirety and replaced with the following language. "In the event of termination of the Employment Period by the Company for Cause, the Company shall promptly pay to Executive all sums in respect to Base Salary and benefits accrued and unpaid to the date of termination, and no other sums of any kind shall be due and owing to the Executive.

         i. Section 4(c) (Separation Pay) is deleted in its entirety and replaced with the following language. "If the Employment Period is terminated by the Company without Cause or by the Executive for Good Reason in accordance with Section 3(c), the Company shall pay to the Executive, in a lump sum, within fifteen (15) days of such termination (i) an amount equal to the amount Executive would have earned if she continued to receive the Base Salary until September 1, 2003 and (ii) all sums accrued and unpaid to the date of termination. The Company shall also pay to Executive, on or before March 31, of the following fiscal year, a share of the Performance Target-related bonus that the Executive would otherwise have received, such share to be in proportion to the period of the fiscal year covered by the Employment Period. The provisions of this Section 4(c) shall constitute Executive's sole and exclusive remedy in connection with termination of the Employment Period by the Company without Cause or by the Executive for Good Reason.

         j. Section 4(d) (Separation Pay) shall be added as follows. "In the event of Executive's resignation, other than for Good Reason, Executive shall (i) continue to receive her Base Salary until September 1, 2003, and no other sums of any kind shall be due and owing to the Executive.

         k. Section 5(c) (Expenses; Fringe Benefits) is deleted in its entirety and replaced with the following language. "The Company shall pay for, or reimburse, the Executive's round trip economy-class airfare for commuting between New York and Florida when Executive is requested by the Company to be in the New York offices."

         l. Section 5(g) (Expenses; Fringe Benefits) is deleted in its entirety and replaced with the following language. "The Company shall reimburse the Executive for reasonable legal fees, not to exceed Five-Thousand ($5,000) dollars, incurred in connection with the negotiation of this Amendment No.1.

         m. Sections (6)(a), (6)(b), 6(c) and 6(f) (Non-Competition) are hereby deleted in their entirety.

         n. Section 10(c) (Additional Stock Options) is hereby deleted in its entirety.

         o. Section 13 (Miscellaneous) is hereby amended by adding the following at the end of the Section,

                  "(k) The Executive and the Company (including its officers and directors) agree that they will not engage in any conduct that is injurious to the reputation and interests of the other, directly or indirectly, including but not limited to publicly disparaging (or inducing or

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         encouraging others to publicly disparage) the other or any directors, officers, employees, designees or agents of the other (as the case may be).

                  (l) The Company and Executive shall use reasonable efforts to mutually agree upon the content of any press releases of the Company that relates directly to the Executive."

2. Except as expressly provided for herein, all other provisions of the Agreement shall continue in full force and effect without modification.


ANDREA WEISS                                 dELiA*s CORP.



/s/Andrea Weiss                              By: /s/Stephen I. Kahn
---------------                                  ------------------
                                                 Its Authorized Signatory